As filed with the Securities and Exchange Commission on May 4, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amarantus Bioscience Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	26-0690857
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

655 Montgomery Street, Suite 900

San Francisco, CA 94111

Telephone: (408) 737-2734

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald Commissiong, Chief Executive Officer

655 Montgomery Street, Suite 900

San Francisco, CA 94111

Telephone: (408) 737-2734

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffery Fessler, Esq.

Marcelle S. Balcombe, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	181,166,666	(3)	$0.0469	$8,496,717	$987

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the closing sale price as reported on OTC QB on April 29, 2015.

(3)	Represents shares issuable upon conversion of 1,087 shares of Series G Preferred Stock issued under the terms of the stock purchase agreement dated April 23, 2015 and as a conversion premium or may be issued at the issuer’s sole and absolute discretion, in payment of dividends on such shares of Series G Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION,	DATED MAY 4, 2015

181,166,666 Shares of Common Stock

The selling stockholder identified in this prospectus, and any of its pledgees, donees, transferees or other successors in interest, may offer and sell up to 181,166,666 shares of our common stock from time to time under this prospectus.

The shares of common stock being offered by the selling stockholder consist of (i) up to 90,583,333 shares of common stock issuable upon conversion of 1,087 shares of Series G Preferred Stock issued to the selling stockholder under the terms of a Stock Purchase Agreement dated April 23, 2015 and (ii) up to 90,583,333 shares of common stock that may be issued as a Conversion Premium or may be issued, at our sole and absolute discretion, in payment of dividends on such shares of Series G Preferred Stock. The selling stockholder may offer and sell such shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  The selling stockholder may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.  The selling stockholder will pay all underwriting discounts and commissions, if any, in connection with the sale of its shares.  See “Selling Stockholders” and “Plan of Distribution.”

Our common stock is presently traded on the OTC QB under the symbol “AMBS.” On May 1, 2015, the last reported sale price of our common stock was $0.0471.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 6 for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The prospectus relates to shares of our common stock which the selling stockholder named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The selling stockholder should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

OUR BUSINESS

Company Overview

Amarantus Bioscience Holdings, Inc. (the “Company”) is a California based biopharmaceutical company founded in January 2008. We own or have exclusive licenses to various product candidates in the biopharmaceutical and diagnostic areas of the healthcare industry. We are developing our diagnostic product candidates in the field of neurology, and our therapeutic product candidates in the areas of neurology, psychiatry, ophthalmology and regenerative medicine.  Our business model is to develop our product candidates through various de-risking milestones that we believe will be accretive to shareholder value, and will position them to be strategically partnered with pharmaceutical companies, diagnostic companies and/or other stakeholders in order to more efficiently achieve regulatory approval and commercialization.

We have three operating divisions: the diagnostics division; the therapeutics division; and the other drug discovery division.

Diagnostics Division

Within our diagnostics division, we are developing the following product candidates:

LymPro Test ®

The Lymphocyte Proliferation Test (“LymPro Test®”, or “LymPro”) is a diagnostic blood test for Alzheimer’s disease originally developed by the University of Leipzig in Germany. The test works by evaluating the cell surface marker CD69 on peripheral blood lymphocytes following a mitogenic stimulation. The underlying scientific basis for LymPro is that Alzheimer’s patients have a dysfunctional cellular machinery division process that inappropriately allows mature neurons in the brain to enter the mitotic process (cell division /cell cycle). When this happens the neurons start the cell division process, but cannot complete the process. As a result, a number of cytokines and other genes are up-regulated, ultimately leading to cell death by apoptosis. This inappropriate cell division activation process is also present in the lymphocytes of Alzheimer’s patients, as lymphocytes share similar cellular division machinery with brain neurons. We measure the integrity of this cellular machinery division process by measuring CD69 up-regulation in response to the mitogenic stimulation. If CD 69 is up-regulated it means that the cellular machinery division process is correct and Alzheimer’s is not present. If CD69 is not up-regulated, it means there is a dysfunctional cellular machinery division process, and Alzheimer’s is more likely. Data has been published in peer-reviewed publications on LymPro with 160 patients, demonstrating 92% co-positivity and 91% co-negativity with an overall 95% accuracy rating for LymPro.

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In 2014, we completed a 'Fit-for-Purpose' assay validation for LymPro at Icon Central Laboratories in Farmingdale, NY, enabling LymPro to be offered to the pharmaceutical industry for diagnosis of patients entering clinical trials for Alzheimer’s disease, as a means of mitigating the risk of selecting the wrong patients for inclusion in such clinical studies. Biomarker services using LymPro Test® biomarker data are now available to the pharmaceutical industry for Investigational Use Only (IUO), in such pharmaceutical therapeutic clinical development programs.

MSPrecise®

In January 2015, we acquired MSPrecise®, which is a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation. MSPrecise® utilizes next-generation sequencing to measure DNA mutations found in rearranged immunoglobulin genes in immune cells initially isolated from cerebrospinal fluid. If successful, MSPrecis® should augment the current standard of care for the diagnosis of MS, by providing a more accurate assessment of a patient's immune response to a challenge within the central nervous system. MSPrecise® offers a novel method of measuring changes in adaptive human immunity and may also be able to discern individuals whose disease is more progressive and requires more aggressive treatment.

Final results from a pivotal clinical validation study demonstrated that MSPrecise® met the primary study endpoint in patients suspected of having RRMS. MSPrecise® provided a clear improvement in classifying early-stage RRMS patients when compared with the published performance for the current diagnostic standard of care by cerebrospinal fluid (CSF) analysis. In this study, MSPrecise® not only performed well as a standalone test but, when combined with the current standard of diagnosis, oligoclonal banding (OCB), it demonstrated that it can substantially reduce the number of both false positives and false negatives as compared to use of OCB alone.

Additional Diagnostic Biomarkers

In January 2015, we entered into a one-year, option agreement with Georgetown University for an exclusive license of patent rights related to certain blood based biomarkers for memory loss that Georgetown University and University of Rochester jointly developed and own (the “Georgetown Biomarkers”). In the event that we exercise this option, conditions and milestones will be defined; such as, providing Georgetown with development and commercialization plans for the biomarkers and recruiting a senior executive to lead our diagnostics division, as well as other requirements defined in the option agreement. The diagnostic technologies subject to this option agreement are based on metabolic, genetic and exosomal biomarkers. We believe these may hold additional potential for identifying distinguishing factors in dementia and Alzheimer's disease that will be complementary to our LymPro Test® diagnostic for Alzheimer’s disease. With the potential addition of the Georgetown Biomarkers to our Alzheimer's diagnostics portfolio, we are positioning ourselves to provide all three modalities (cell cycle dysregulation, lipidomics and exosomes) for diagnosis of Alzheimer’s disease.

In May 2013, we acquired the intellectual property rights to two diagnostic blood test platforms known as NuroPro and BC-SeraPro from the bankruptcy estate of Power3 Medical Products. NuroPro is a neurodegenerative disease diagnostic platform with a lead application in Parkinson’s disease. BC-SeraPro is an oncology diagnostic platform with a lead application in breast cancer. Further development of our NuroPro and BC-SeraPro diagnostic platforms are on hold, as we apply our resources to the continuing development of our LymPro Test® and MSPrecise diagnostics, as well as our planned development of the Georgetown Biomarkers.

Therapeutics Division

Within the therapeutics division, we are developing the following product candidates:

Eltoprazine

Eltoprazine is a small molecule 5HT1a/1b partial agonist in clinical development for the treatment of Parkinson's disease levodopa-induced dyskinesia (PD LID) and Adult Attention Deficit Hyperactivity Disorder (“Adult ADHD”). Eltoprazine has been evaluated in over 600 human subjects to date, with a very strong and well-established safety profile. Eltoprazine was originally developed by Solvay Pharmaceuticals for the treatment of aggression. Solvay out-licensed the Eltoprazine program to PsychoGenics. PsychoGenics licensed Eltoprazine to Amarantus following successful Phase 2a studies in both PD-LID and Adult ADHD, in which both primary and secondary endpoints were met.

In February 2015, we submitted an Investigational New Drug Application (“IND”) to the FDA for the Phase 2b program clinical trial for Eltoprazine in PD LID, and in March 2015, we received notification of approval from the FDA that the IND was approved. We are now in the process of initiating this Phase 2b clinical study. Following the initiation of the clinical study of Eltoprazine in PD LID, we intend to submit a request to the FDA regarding further clinical development of Eltoprazine in Adult ADHD.

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MANF

MANF (mesencephalic-astrocyte-derived neurotrophic factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response. MANF was discovered by the Company’s Chief Scientific Officer, Dr. John Commissiong. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property around MANF, and is focusing on the development of MANF-based protein therapeutics. MANF has demonstrated efficacy as a disease-modifying treatment in various animal models, including retinitis pigmentosa, Parkinson’s disease, cardiac ischemia and stroke.

We made a strategic decision to focus the development of MANF in orphan indications. The FDA Orphan Drug Designation program provides a special status to drugs and biologics intended to treat, diagnose or prevent so-called orphan diseases and disorders that affect fewer than 200,000 people in the U.S. This designation provides for a seven-year marketing exclusivity period against competition, as well as certain incentives, including federal grants, tax credits and a waiver of PDUFA filing fees.

In December 2014, the FDA granted MANF orphan drug designation for the treatment of retinitis pigmentosa (RP) and in April 2015 the European Medicines Agency Committee for Orphan Medicinal Products also granted orphan drug status for MANF for the treatment of RP. RP refers to a group of inherited diseases causing retinal degeneration often leading to blindness. Pre-clinical data showed that MANF provided protective functional effects in an animal model of RP. Moreover, toxicology studies have demonstrated that MANF was well tolerated following a single intravitreal administration of a therapeutically relevant dose. Our goal is to continue to build value in our MANF program by seeking other orphan drug designations for MANF, and by continuing work to advance this promising product candidate toward clinical testing in multiple therapeutic areas.

Option to Acquire Additional Product Candidate - Engineered Skin Substitute

In November 2014, we entered into an exclusive option agreement to acquire Engineered Skin Substitute (ESS), an autologous skin replacement product for the treatment of Stage 3 and Stage 4 intractable severe burns. As part of the option agreement, we have also agreed to engage Lonza Walkersville, Inc., a subsidiary of Lonza Group Ltd., to produce ESS for human clinical trials and subsequent commercial distribution.

ESS is a tissue-engineered skin prepared from autologous (patient's own) skin cells. It is a combination of cultured epithelium with a collagen-fibroblast implant that produces a skin substitute that contains both epidermal and dermal components. This model has been shown in preclinical studies to generate a functional skin barrier. Most importantly, the researchers consider self-to-self skin grafts for autologous skin tissue to be ideal because they are less likely to be rejected by the immune system of the patient, unlike with porcine or cadaver grafts in which immune system rejection is an important possibility.

ESS has the potential to become a revolutionary new treatment for severe burns. The product is produced from a small sample of the patient's own healthy skin. The sample is harvested from a portion of healthy skin remaining on a burn patient's body and is then shipped to Lonza’s central laboratory facility for expansion. The proprietary ESS technology can then be applied to produce an expanded sample or graft that is sufficiently large enough to close severe wounds covering the majority of an individual's body, including both the epidermal and dermal layers of the skin. The expanded skin samples are then shipped back in rectangular shapes, with the dimensions of approximately 10 inches by 10 inches, to the severe burn center for surgical transplantation onto the original patient to facilitate wound closure. Wound closure is of critical importance in this setting to promote healing and to reduce the risk of a variety of infections, including sepsis.

ESS is being developed with support from a grant from the Armed Forces Institute for Regenerative Medicine (AFIRM). The AFIRM grant was awarded to support the IND and initial clinical studies. Upon execution of our option to acquire ESS, we anticipate initiating a 10 patient Phase 2 clinical study to evaluate the efficacy of ESS versus meshed split thickness autograft, the current standard of care for the treatment of Stage 3 and Stage 4 intractable severe burns.

Drug Discovery Division

MANF was discovered utilizing our proprietary PhenoGuard™ protein discovery technology, and we believe that this drug discovery platform can be used to discover other, similar neurrotrophic factors. Our PhenoGuard™ technology currently consists of 88 cell lines, and we intend to expand the number of such cell lines as we conduct research directed towards the discovery of such additional neurotrophic factors.

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Stock Purchase Agreement with the Selling Stockholder

On April 23, 2015, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Discover Growth Fund, a Cayman Islands exempted mutual fund (referred to herein as the selling stockholder).  Pursuant to the Purchase Agreement, we agreed to issue and sell to the selling stockholder 1,087 shares of a new class of Series G Preferred Stock, convertible into shares of common stock at a fixed conversion price of $0.06 per share (the “Conversion Price”), for a total purchase price of $5,000,000.

A summary of the material terms of the Series G Preferred Stock is set forth in this prospectus in the section titled “Description of Capital Stock – Series G Preferred Stock”.

Pursuant to the terms of the Purchase Agreement, we agreed to include the shares into which the Series G Preferred Stock are convertible, including the Conversion Premium, along with any shares that may be issued, at our sole and absolute discretion, in payment of dividends with respect to such shares of Series G Preferred Stock in a registration statement on Form S-3 to be filed on or before May 5, 2015, and to have such registration statement remain effective until all of the conversion shares may be resold under Rule 144, without volume or manner restrictions. If the registration statement is not declared effective within 90 days of the closing date of the Purchase Agreement, we shall issue to the investor 22 additional shares of Series G Preferred Stock for each 30 day period until the conversion shares may be sold without restriction.

Corporate Information

We were incorporated on January 14, 2008 in the state of Delaware and were reincorporated in Nevada on March 22, 2013. The Company is a development stage biopharmaceutical drug development holding company dedicated to sourcing high-potential therapeutic and diagnostic platform technologies and aligning their development with complementary biopharmaceutical assets to reduce overall enterprise risk. Our principal executive offices are located at 655 Montgomery Street, Suite 900, San Francisco, CA 94111 and our telephone number is (415) 688-4484. Our website address is http:// http://www.amarantus.com/. The information on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

Risks Related to Our Product Candidates and Operations

We are largely dependent on the success of our lead product candidates, LymPro, Eltoprazine and MANF, and we may not be able to successfully commercialize these products.

We have incurred and will continue to incur significant costs relating to the development of our lead product candidates, LymPro, Eltoprazine and MANF. We have not obtained approval to commercialize LymPro, Eltoprazine and MANF in any jurisdiction and we may never be able to obtain approval or, if approvals are obtained, to commercialize LymPro, Eltoprazine and MANF successfully.

If we fail to successfully commercialize our products, we may be unable to generate sufficient revenue to sustain and grow our business, and our business, financial condition and results of operations will be adversely affected.

If we fail to obtain U.S. regulatory approval of LymPro, Eltoprazine, MANF or any of our other current or future product candidates, we will be unable to commercialize these potential products in the United States.

The development, testing, manufacturing and marketing of our product candidates are subject to extensive regulation by governmental authorities in the United States. In particular, the process of obtaining FDA approval is costly and time consuming, and the time required for such approval is uncertain. Our product candidates must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA. Such regulatory review includes the determination of manufacturing capability and product performance. Generally, only a small percentage of pharmaceutical products are ultimately approved for commercial sale.

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We can give no assurance that our current or future product candidates will be approved by the FDA or any other governmental body. In addition, there can be no assurance that all necessary approvals will be granted for future product candidates or that FDA review or actions will not involve delays caused by requests for additional information or testing that could adversely affect the time to market for and sale of our product candidates. Further failure to comply with applicable regulatory requirements can, among other things, result in the suspension of regulatory approval as well as possible civil and criminal sanctions.

Our proprietary rights may not adequately protect our intellectual property and product candidates and if we cannot obtain adequate protection of our intellectual property and product candidates, we may not be able to successfully market our product candidates.

Our commercial success will depend in part on obtaining and maintaining intellectual property protection for our technologies and product candidates. We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents cover them, or those other market exclusionary rights apply.

While we have issued enforceable patents covering our product candidates, the patent positions of life sciences companies, like ours, can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies' patents has emerged to date in the United States. The general patent environment outside the United States also involves significant uncertainty. Accordingly, we cannot predict the breadth of claims that may be allowed or that the scope of these patent rights would provide a sufficient degree of future protection that would permit us to gain or keep our competitive advantage with respect to these products and technology.

Our issued patents may be subject to challenge and possibly invalidated by third parties. Changes in either the patent laws or in the interpretations of patent laws in the United States or other countries may diminish the market exclusionary ability of our intellectual property.

In addition, others may independently develop similar or alternative compounds and technologies that may be outside the scope of our intellectual property. Should third parties obtain patent rights to similar compounds or radiolabeling technology, this may have an adverse effect on our business.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our product candidates, disputes may arise as to the proprietary rights of the information, which may not be resolved in our favor. Consultants and key employees that work with our confidential and proprietary technologies are required to assign all intellectual property rights in their discoveries to us. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any contractual claim to this information, and our business could be harmed.

If our product candidates, including LymPro, Eltoprazine, MANF, do not gain market acceptance among physicians, patients and the medical community, we will be unable to generate significant revenue, if any.

The products that we develop may not achieve market acceptance among physicians, patients, third-party payers and others in the medical community. If we, or any of our partners, receive the regulatory approvals necessary for commercialization, the degree of market acceptance will depend upon a number of factors, including:

-	limited indications of regulatory approvals;

-	the establishment and demonstration in the medical community of the clinical efficacy and safety of our product candidates and their potential advantages over existing diagnostic compounds;

-	the prevalence and severity of any side effects;

-	our ability to offer our product candidates at an acceptable price;

-	the relative convenience and ease of administration of our products;

-	the strength of marketing and distribution support; and

-	sufficient third-party coverage or reimbursement.

The market may not accept LymPro, Eltoprazine or MANF based products based on any number of the above factors. The market may choose to continue utilizing the existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of any of our product candidates to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business and prevent us from obtaining the necessary partnerships to further our business strategy.

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Risks Associated with Our Financial Condition

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our consolidated financial statements as of December 31, 2014 were prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our projected future losses along with recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are at an early stage of development as a company and currently have no source of revenue and may never become profitable.

We are a development stage biopharmaceutical company. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends heavily on:

-	demonstration in future clinical trials that our product candidate, MANF for the treatment of PD is safe and effective;

-	our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking;

-	successful manufacture and commercialization of our product candidates; and

-	market acceptance of our products.

All of our existing product candidates are in various stages of development and will require extensive additional preclinical and clinical evaluation, regulatory review and approval, significant marketing efforts and substantial investment before they could provide us with any revenue. As a result, if we do not successfully develop, achieve regulatory approval and commercialize LymPro, Eltoprazine and/or MANF, we will be unable to generate any revenue for many years, if at all. We do not anticipate that we will generate revenue for several years, at the earliest, or that we will achieve profitability for at least several years after generating material revenue, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

We do not have any products that are approved for commercial sale and therefore do not expect to generate any revenues from product sales in the foreseeable future, if ever.

We currently do not have any products that are approved for commercial sale. To date, we have funded our operations primarily from grants and sales of our securities. We have not received, and do not expect to receive for at least the next several years in the case of Eltoprazine and MANF and until the first half of 2015 in the case of LymPro, if at all, any revenues from the commercialization of our product candidates. To obtain revenues from sales of our product candidates, we must succeed, either alone or with third parties, in developing, obtaining regulatory approval for, manufacturing and marketing drugs with commercial potential. We may never succeed in these activities, and may not generate sufficient revenues to continue our business operations or achieve profitability.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of December 31, 2014 we had an accumulated deficit of approximately $55 million. We have incurred significant losses since inception. We expect to incur significant and increasing operating losses for the next several years as we expand our research and development, advance product candidates into clinical development, complete clinical trials, seek regulatory approval and, if we receive FDA approval, commercialize our products. Because of the numerous risks and uncertainties associated with product development efforts, we are unable to predict the extent of any future losses or when we will become profitable, if at all. If we are unable to achieve and then maintain profitability, the market value of our common stock will likely decline.

We will need to raise substantial additional capital to fund our operations, and our failure to obtain funding when needed, may force us to delay, reduce or eliminate certain product development programs.

We expect to continue to spend substantial amounts to:

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-	continue development of our product candidates;

-	finance our general and administrative expenses;

-	license or acquire additional technologies;

-	manufacture product for clinical trials;

-	launch and commercialize our product candidates, if any such product candidates receive regulatory approval; and

-	develop and implement commercial manufacturing, sales, marketing and distribution capabilities.

We will be required to raise additional capital to complete the development and commercialization of our product candidates and to continue to fund operations at the current cash expenditure levels. Our future funding requirements will depend on many factors, including, but not limited to:

-	the rate of progress and cost of our clinical trials and other development activities;

-	any future decisions we may make about the scope and prioritization of the programs we pursue;

-	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

-	the costs of manufacturing product;

-	the costs and timing of regulatory approval;

-	the costs of establishing sales, marketing and distribution capabilities;

-	the effect of competing technological and market developments;

-	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

-	general market conditions for offerings from biopharmaceutical companies.

Worldwide economic conditions and the international equity and credit markets have recently significantly deteriorated and may remain depressed for the foreseeable future. These developments could make it more difficult for us to obtain additional equity or credit financing, when needed.

We cannot be certain that funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates. We also may be required to:

-	seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and/or

-	relinquish license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on unfavorable terms. if we are unable to fund our operations, we may be forced to discontinue and wind down our business.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

At December 31, 2014, we had a working capital deficit of $5,900,000. We have never had positive operating cash flow. For the year ended December 31, 2014, we incurred an operating cash flow deficit of $11,331,000. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

We may direct Lincoln Park to purchase up to an additional $17,326,000 worth of shares of our common stock under our agreement generally in amounts up to 1,000,000 shares of our common stock on any such business day, which amounts may be increased to up to 2,500,000, provided the closing price of our common stock exceeds a certain threshold with a maximum limit of up to $500,000 worth of our common stock on any single business day, plus an additional “accelerated amount” under certain circumstances. However, Lincoln Park shall not purchase any shares of our common stock on any business day that the closing sale price of our common stock is less than $0.04 per share, subject to adjustment as set forth in the Purchase Agreement. Assuming a purchase price of $0.0822 per share (the closing sale price of the common stock on December 31, 2014) and the purchase by Lincoln Park of the full 76,500,000 purchase shares under the purchase agreement, proceeds to us would only be $6,288,300. As of May 1, 2015, the Company had received $5,493,881 from Lincoln Park in consideration for the issuance of an aggregate of 64,486,921 Company common shares, of which 961,437 shares were for commitment fees.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $20,000,000 under the Purchase Agreement to Lincoln Park, we will need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

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Risks Associated with Management

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Risks Related to Our Common Stock

Our stock price may be volatile.

The stock market, particularly in recent years, has experienced significant volatility particularly with respect to pharmaceutical, biotechnology and other life sciences company stocks. The volatility of pharmaceutical, biotechnology and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

-	results from and any delays in our clinical trials;

-	failure or delays in entering additional product candidates into clinical trials;

-	failure or discontinuation of any of our research programs;

-	research publications that are unfavorable;

-	delays in establishing new strategic relationships;

-	delays in the development or commercialization of our potential products;

-	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts' reports or recommendations;

-	actual and anticipated fluctuations in our financial and operating results;

-	developments or disputes concerning our intellectual property or other proprietary rights;

-	introduction of technological innovations or new commercial products by us or our competitors;

-	issues in manufacturing our potential products;

-	market acceptance of our potential products;

-	third-party healthcare reimbursement policies;

-	FDA or other domestic or foreign regulatory actions affecting us or our industry;

-	litigation or public concern about the safety of our product candidates; and

-	additions or departures of key personnel.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

We have not and do not anticipate paying any dividends on our common stock.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

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Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock and has designated 250,000 preferred shares as Series A Convertible Preferred Stock, 3,000,000 as Series B Convertible Preferred Stock, 750,000 as Series C Convertible Preferred Stock, 1,300 as Series D 8% Convertible Preferred Stock, 13,335 as Series E 12% Convertible Preferred Stock and 10,000 as Series G Preferred Stock. Our board of directors also has the authority to issue additional shares of our preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Future sales or issuances of our securities may dilute the ownership of existing stockholders and cause the market price of our common stock to decline.

Pursuant to the Purchase Agreement, we have issued and sold to the selling stockholder 1,087 shares of Series G Preferred Stock.  Such shares of Series G Preferred Stock are convertible into a total of 90,583,333 shares of our common stock, and upon the conversion of such shares, we also will be required to issue to the selling stockholder shares of common stock as a Conversion Premium and pay the selling stockholders, dividends, at our sole and absolute discretion, either in cash or in shares of our common stock.  The number of shares of our common stock that may be issued pursuant to the Conversion Premium and if we elect to pay such dividends in shares may be significant, but cannot be determined at this time because the applicable calculations are based on our stock price during a period surrounding the date of the conversion.  Any such issuances of our common stock as a result of the conversion of Series G Preferred Stock will dilute the proportionate ownership and voting power of existing stockholders and may cause the market price for our common stock to decline.

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The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall

On March 7, 2014, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement on March 7, 2014, we issued 4,000,000 shares of our common stock to Lincoln Park for a total purchase price of $400,000 in the Initial Purchase under the Purchase Agreement and 6,000,000 Initial Commitment Shares to Lincoln Park as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement. The additional shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 30-month period commencing June 17, 2014.

Other than with respect to the Initial Purchase by Lincoln Park under the Purchase Agreement, the purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the market price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the market price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our common stock is below $0.04 per share, subject to adjustment as set forth in the Purchase Agreement. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. As such, other than the Initial Purchase, Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. We will bear all reasonable expenses incident to the registration of the shares of our common stock under federal and state securities laws.

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SELLING STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of April 30, 2015, the number of shares of common stock covered by this prospectus on behalf of the stockholder and the total number of shares of common stock that the selling stockholder will beneficially own upon completion of the offering.  The shares of common stock covered by this prospectus represent shares of common stock that the selling stockholder may acquire upon conversion of Series G Preferred Stock which they hold. Other than as set forth in the following table, the selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.  This table assumes that the stockholder will offer for sale all of the shares of common stock covered by this prospectus.

The common stock may be offered under this prospectus from time to time by the selling stockholder, or by any of its respective pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling stockholder, or in our records, as of April 30, 2015, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholder may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

Other than as set forth in the following table, the selling stockholder is not a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. or an affiliate of a broker-dealer.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

	Ownership Before Offering			Ownership After Offering (1)
Selling Stockholder	Number of shares of Common Stock beneficially owned	Maximum number of shares of Common Stock offered		Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned
Discover Growth Fund(2)	0	181,166,666	(3)	0	-

(1)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholder are acquired or are sold prior to completion of this offering by the selling stockholder. Percentage ownership is based upon 1,049,280,268 shares of common stock issued and outstanding as of April 30, 2015.
(2)	The address of the selling stockholder is Governors Square, 23 Lime Tree Bay Avenue, Suite 4-210, Grand Cayman KY1-1209, Cayman Islands. The terms of the Series G Preferred Stock provide for an issuance limitation such that the selling stockholder may not be issued shares of our common stock if, after giving effect to the issuance, the selling stockholder would beneficially own more than 4.99% of the common stock then outstanding. Accordingly, the number of shares of common stock set forth in the table above as being offered by the selling stockholder may exceed the number of shares of common stock that the selling stockholder could own beneficially (after giving effect to the issuance limitation) at any time through its ownership of the Series G Preferred Stock. In addition, the Series G Preferred Stock will not have any voting rights, including with respect to the election of directors, except as required by law and with respect to certain matters related to the Series G Preferred Stock.
(3)	Represents (i) 90,583,333 shares of common stock issuable upon the conversion of 1,087 shares of Series G Preferred Stock and (ii) up to 90,583,333 shares of common stock that may be issued as a Conversion Premium or may be issued, at our sole and absolute discretion, in payment of dividends on such shares of Series G Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation, as amended, which may be further amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Nevada Revised Statutes may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

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As of May 1, 2015, our authorized capital stock consisted of 2,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 250,000 are designated Series A Convertible Preferred Stock, 3,000,000 are designated Series B Convertible Preferred Stock, 750,000 are designated Series C Convertible Preferred Stock, 1,300 are designated Series D Convertible Preferred Stock, 13,335 are designated Series E Convertible Preferred Stock and 10,000 are designated Series G Preferred Stock. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of May 1, 2015, there are 1,049, 280,268 shares of our common stock issued and outstanding and 750,000 shares of Series C Convertible Preferred Stock, 550 shares of Series D Convertible Preferred Stock, 7,722.9 shares of Series E Convertible Preferred Stock and 1,087 shares of Series G Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors (the “Board”) out of legally available funds. However, the current policy of our Board is to retain earnings if any, for the operation and expansion of the Company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Certificate of Incorporation provides that our Board may by resolution, without further vote or action by the stockholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our Board, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our Certificate of Incorporation and any certificates of designation that the Board may adopt. Prior to the issuance of shares of each series of preferred stock, the Board is required by the Nevada Revised Statutes and the Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a)	The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board;

(b)	The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative;

(c)	Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(d)	The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(e)	The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of common stock, other securities, or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange;

(f)	The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board; and

(g)	The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Company, whether or not convertible into shares of stock with the Company.

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All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our Board has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Series G Preferred Stock

On April 23, 2015, we entered into the Purchase Agreement with the selling stockholder. Pursuant to the Purchase Agreement, we agreed to issue and sell to the selling stockholder 1,087 shares of a new class of Series G Preferred Stock, convertible into shares of our common stock at a fixed Conversion Price of $0.06 per share, for a total purchase price of $5,000,000.

The terms of the Series G Preferred Stock are set forth in a Certificate of Designations, which has been filed with the Secretary of State of the State of Nevada.  A summary of the material terms of the Series G Preferred Stock is set forth below.

Designation and Ranking.  We have designated 10,000 shares of Series G Preferred Stock.  The Series G Preferred Stock will with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank (i) senior to the common stock, (ii) pari passu with any other series of Preferred Stock and (iii) junior to all existing and future indebtedness.

Voting.  The Series G Preferred Stock will not have any voting rights, including with respect to the election of directors, except as required by law; provided, however, we will not, without the affirmative approval of the holders of a majority of the shares of the Series G Preferred Stock then outstanding (voting separately as one class), (i) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend the Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series G Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series G Preferred Stock or (v) enter into any agreement with respect to the foregoing.

Dividends.  From the date of issuance until six years thereafter (the “Dividend Maturity Date”), each share of Series G Preferred Stock will accrue dividends at a rate of 8.25% per annum (the “Dividend Rate”), subject to adjustment as discussed below, on its face value of $5,000 (the “Face Value”), payable upon conversion or redemption of such shares and when, as and if otherwise declared by the Board.  Dividends, at our sole and absolute discretion, either in cash or in shares of common stock valued at 80.0% of the applicable market price less $0.005 per share.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, holders of Series G Preferred Stock will be entitled to payment of the Face Value plus any accrued but unpaid dividends with respect to such shares.

Company Redemption for Cash.  We have the right, at our option, to redeem for cash all or a portion of the Series G Preferred Stock at a price equal to 100% of the Face Value plus the conversion premium less any period for which dividends have previously been paid with respect to the Series G Preferred Stock being redeemed. Upon the listing of our common stock on a senior exchange, we may redeem the outstanding Series G Preferred Stock at 120% of the Face Value.

Credit Risk Adjustment. The Dividend Rate will adjust upward by an amount equal to a defined credit spread adjustment of 150 basis points for each amount, if any, equal to an adjustment factor of $0.0025 that a measuring metric, the applicable market price of the common stock, falls below a minimum triggering level of $0.045 per share of common stock.  The Dividend Rate will adjust downward by an amount equal to a defined credit spread adjustment of 150 basis points for each amount, if any, equal to an adjustment factor of $0.0025 that the measuring metric rises above a maximum triggering level of $0.08 per share of common stock.  The applicable market price of the common stock for purposes of the foregoing is determined in the same manner as set forth in the Dividends section above.

Conversion into Common Stock.  Each share of Series G Preferred Stock will be convertible into such number of shares of common stock equal to the Face Value divided by the Conversion Price.  The Series G Preferred Stock may also be converted into shares of common stock at our option if the Equity Conditions, as defined in the Certificate of Designation, are met. Upon conversion, we shall pay the holders of the Series G Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise earned if they had been held through the Dividend Maturity Date, and issue to the holder such number of shares of common stock equal to the Face Value multiplied by the product of the Dividend Rate and the number of whole years between the date of issuance and the Dividend Maturity Date the (“Conversion Premium”).

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Issuance Limitation.  At no time will we issue shares of common stock to a holder of Series G Preferred Stock pursuant to the Certificate of Designations (whether upon conversion of the Series G Preferred Stock or payment of dividends in common stock) if the number of shares of common stock to be issued, when aggregated with all other shares of common stock then beneficially (or deemed beneficially) owned by such holder, would result in such holder owning more than 4.99% of the common stock then outstanding (the “Issuance Limitation”).

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes . Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of January 15, 2013, we have over 200 record stockholders, but do not have 100 stockholders of records with Nevada addresses appearing on our stock ledger. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

 Combinations with Interested Stockholders Statutes . Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested shareholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder”. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the OTC QB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Except as otherwise provided herein, the selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144, if available, rather than under this prospectus.

Under the Purchase Agreement, the selling stockholder agreed that so long as it or any of its affiliates holds any Series A Preferred Stock or common stock underlying such shares, neither the selling stockholder nor any affiliate will engage in or effect, directly or indirectly, any short sale of common stock, including but not limited to, through an investment in any derivative instrument having the same effect.

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Under the Purchase Agreement, we have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Any persons deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus. The selling stockholder have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Under the Purchase Agreement, we agreed to keep this prospectus effective until all of the shares have been resold or may be resold pursuant to Rule 144 without restriction.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person.  We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Amarantus BioScience Holdings, Inc. as of and for the years ended December 31, 2014 and 2013 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Amarantus BioScience Holdings, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern) of Marcum LLP, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on April 6, 2015;

•	Quarterly Reports on Form 8-K or 8-K/A filed with the SEC on January 12, 2015, January 13, 2015, January 14, 2015, January 15, 2015, February 13, 2015, February 25, 2015, February 26, 2015, March 3, 2015, March 25, 2015, March 31, 2015, April 2, 2015, April 28, 2015 and April 29, 2015; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on August 2, 2013.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. All filings from the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (415) 688-4484 or by writing to us at the following address:

Amarantus BioScience Holdings, Inc.

655 Montgomery Street, Suite 900

San Francisco, CA 94111

Attn.: Corporate Secretary

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant. All of such fees and expenses, except for the SEC Registration Fee and the FINRA filing fee, are estimated:

SEC registration fee	$987
Transfer agent’s fees and expenses	$2,000
Legal fees and expenses	$15,000
Printing fees and expenses	$7,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$2,013

Total	$37,000

Item 15. Indemnification of Officers and Directors.

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

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Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of Amarantus BioScience, Inc. filed with the Secretary of State of Nevada on March 22, 2013 (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed April 1, 2013).
3.2	Certificate of Amendment to Certificate of Incorporation (Incorporated by reference to Current Report on Form 8-K filed October 14, 2011).
3.3 3.4	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Current Report on Form 8-K filed November 14, 2012). Current Report on Form 8-K filed November 27, 2012.
3.5	Bylaws (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed April 1, 2013).
3.6	Certificate of Designation of Series G Preferred Stock (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed April 28, 2015).
4.1	Specimen Certificate for Common Stock
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Form of Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed April 28, 2015).
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).
23.2	Consent of Marcum LLP.
24.1	Power of Attorney (included on signature pages to the registration statement)

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

If the registrant is relying on Rule 430B;

(i) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date of the Securities Act prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 4th day of May 2015.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:	/s/ Gerald Commissiong
Gerald Commissiong
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Robert Farrell
Robert Farrell
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald Commissiong, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Gerald Commissiong	Chief Executive Officer, President and Director	May 4, 2015
Gerald Commissiong	(Principal Executive Officer)

/s/ Robert Farrell	Chief Financial Officer	May 4, 2015
Robert Farrell	(Principal Financial and Accounting Officer)

/s/ John W. Commissiong	Director	May 4, 2015
John W. Commissiong

/s/ Robert L. Harris	Director	May 4, 2015
Robert L. Harris

/s/ David Lowe	Director	May 4, 2015
David Lowe

/s/ Donald Huffman	Director	May 4, 2015
Donald Huffman

/s/ Iain Ross	Director	May 4, 2015
Iain Ross

/s/ Joseph Rubinfeld	Director	May 4, 2015
Joseph Rubinfeld